Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT MILESTONE PHARMACEUTICALS INC. TREATS AS PRIVATE OR CONFIDENTIAL

Purchase and Sale Agreement

By and Between

Milestone Pharmaceuticals Inc.

and

RTW Royalty I DAC

Dated as of [●], 2023

TABLE OF CONTENTS

(i)

Index of Exhibits

Exhibit A:	Description of Etripamil
Exhibit B:	Bill of Sale
Exhibit C:	Form of Royalty Report

(ii)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of March 27, 2023 (this “Agreement”), is made and entered into by and between RTW Royalty I DAC, a designated activity company incorporated under the laws of Ireland with registered number 734869 and registered address at 2nd Floor, Palmerston House, Denzille Lane, Dublin 2, D02 WD37, Ireland (the “Buyer”), and Milestone Pharmaceuticals Inc., a Quebec corporation (the “Seller”).

RECITALS:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Product; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1      Definitions. The following terms, as used herein, shall have the following meanings:

“Acceptable Intercreditor Agreement” means an intercreditor agreement on customary terms among the Buyer, the Seller and the Senior Debt Provider, to be mutually agreed by the parties thereto.

“Affiliate” means, (a) with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person or (b) with respect to the Buyer, any Person now or hereafter existing that is managed or otherwise controlled by RTW Investments, LP. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (i) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (ii) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Approved Indications” means the treatment of paroxysmal supraventricular tachycardia (“PSVT”) in adults with a confirmed diagnosis of PSVT, which may include expected contraindications including but not limited to: hypersensitivity to Etripamil; heart failure - NYHA Class II to IV; known Wolff-Parkinson-White (WPW), Lown-Ganong-Levine (LGL) syndromes, sick sinus syndrome (except in patients with a functioning artificial ventricular pacemaker); second degree atrioventricular (AV) Mobitz 2 block and higher; or first degree AV block plus bundle branch block (BBB)/intraventricular conduction delay (IVCD), but shall exclude any and all Unexpected Contraindications.

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable law relating to bankruptcy, insolvency, examinership, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar applicable law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) calendar days from entry thereof.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York or Ireland are permitted or required by applicable law or regulation to remain closed.

“Buy-Back Option” is defined in Section 6.2(d).

“Buy-Back Requirement” is defined in Section 6.2(d).

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the first day of the calendar quarter in which the Closing Date falls and ending on the last day of such calendar quarter, and thereafter, each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Cash Management Obligations” means obligations owed by the Seller to any provider of Treasury Management Arrangement pursuant to such arrangement.

“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of the Seller, or if the percentage ownership of any Person in the voting securities of the Seller is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then outstanding voting securities of the Seller; (b) a merger, consolidation, recapitalization, or reorganization of the Seller is consummated that would result in shareholders or equity holders of the Seller immediately prior to such transaction that did not own more than fifty percent (50%) of the outstanding voting securities of the Seller immediately prior to such transaction, owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; and (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of all or substantially all the assets of the Seller and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all of the assets of the Seller and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller.

“Clinical Trial” means a clinical trial or study intended to support or maintain Marketing Approval or Commercialization of a Product, including post-approval clinical trials or studies.

“Clinical Updates” means, [***].

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“CoC Agreement” is defined in Section 6.2(d).

“CoC Date” is defined in Section 6.2(d).

“CoC Payment” is defined in Section 6.2(d).

“Combination Product” means:

(a)            a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

(b)            a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients,” except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.

“Commercial Updates” means [***].

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, “Commercialization” shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a biotechnology company of similar size and resources to Seller (provided that, for purposes of this definition, such size and resources shall not be less than the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to a Product, but without regard to the Seller’s financial obligations under this Agreement.

“Confidential Information” is defined in Section 8.1.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested to or for the credit or account of the Seller.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates or Licensees, and (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, but does not otherwise obtain a license or other rights to Intellectual Property Rights with respect to such Product. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Etripamil” means the calcium channel blocker referred to by Seller as of the date hereof as etripamil and described on Exhibit A hereto.

“Excluded Collateral” means, each of (a) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (b) equipment, (c) investment property and securities and bank accounts, and (d) any permit, license or agreement entered into by the Seller (i) to the extent that any such permit, license or agreement or any law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, or (ii) to the extent that the creation of a Lien in favor of the Buyer would result in a breach or termination pursuant to the terms of or a default under any such permit, license, or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Sections 9-406, 9-407, 9-408, or 9-409 of the UCC or any other applicable law (including the Bankruptcy Laws) or principles of equity).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by an end user of such Product in the Territory after Marketing Approval of such Product has been granted in the Territory.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Improvements” means any improvement, invention or discovery necessary for the development, manufacture, use, or Commercialization of a Product or primarily directed to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of a Product in the Territory, other than non-exclusive license or other rights ancillary to the provision of services by any Third Party.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture, or similar instrument, or any guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnified Taxes” means all Canadian withholding Taxes imposed on or with respect to any payment made by (or on account of any obligation of) the Seller and/or Milestone US under this Agreement.

“Indemnifying Party” is defined in Section 7.2.

“Initial Tier Royalty” is defined in the definition of “Royalty Rate.”

“Intellectual Property Product Rights” means any and all of the following as they exist in the Territory at any time: (a) the Intellectual Property Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, that are (i) owned or in-licensed by the Seller or any of its Affiliates and (ii) used by Seller or any of its Affiliates in connection with the development, manufacture, use, or Commercialization of any Product; and (c) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, relating to any of the foregoing, in each case, (i) owned or in-licensed by the Seller or any of its Affiliates (other than software licenses or non-exclusive licenses granted by service providers in connection with the development or manufacture of the Product), and (ii) that are necessary for the development, manufacture, use, or Commercialization of a Product or primarily directed to a Product.

“Intellectual Property Rights” means any and all of the following as they exist in the Territory at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means [***].

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates under which the Seller or any of its Affiliates is or may become empowered to grant licenses and are necessary for the development, manufacture, use, or Commercialization of a Product or primarily directed to a Product (other than software licenses or non-exclusive licenses granted by service providers in connection with the development or manufacture of the Product).

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means, with respect to any Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Licensee Reports” is defined in Section 6.7(c).

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable and documented fees and out-of-pocket expenses of counsel.

“Loss of Market Exclusivity” shall mean the later to occur of: (a) the expiration of the last-to-expire Valid Claim of a Patent Right covering such Product in the Territory; and (b) the expiry of all Regulatory Exclusivity Periods for such Product in the Territory.

“Major Stock Exchange” means the NYSE, NASDAQ, Tokyo Stock Exchange, Euronext, or the stock exchanges of Toronto, Frankfurt, or London

“Marketing Approval” means an NDA approved by the FDA (including accelerated approval). For clarity, “Marketing Approval” shall not include pricing and reimbursement approvals.

“Marketing Approval Deadline” means 11:59 pm P.T. September 30, 2025.

“Material Adverse Effect” means (a) a material adverse effect on (i) a Product, (ii) any of the Intellectual Property Rights, including the Seller’s rights in or to any Intellectual Property Rights, (iii) any Marketing Approval of a Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates; or (b) an adverse effect in any material respect on (i) the timing, duration or amount of the Royalty Payments, or (ii) the Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.

“Milestone US” means Milestone Pharmaceuticals USA, Inc., a Delaware corporation.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product.

“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product in the Territory by or on behalf of the Seller, its Affiliates, or any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party (including Distributors) in an arms-length transaction (“Gross Sales”), less the following amounts incurred in connection with such Product sales in the Territory, to the extent actually incurred or accrued in accordance with GAAP consistently applied, and not reimbursed by such Third Party, provided that any given amount may be taken as a permitted deduction only once:

(a)            reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;

(b)            discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to wholesalers, pharmacies and other retailers, buying groups (including group purchasing organizations), and other purchasers, including trade customers, Third Party payers, pharmacy benefit management companies (or equivalents thereof), health care insurance carriers, health maintenance organizations, managed care organizations or to federal, state and local governments, or to their respective agencies, purchasers or reimbursers (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to a Product), in each case, as applied to sales of a Product and actually given to customers;

(c)            reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product;

(d)            reasonable and customary freight, postage, shipping, and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged and invoiced to the customer;

(e)            customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(f)            sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income or franchise Taxes of any kind), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of a Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for offsets, rebates and refunds, imposed in connection with the sales of a Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(g)            actual copayment waiver amounts and uncollected or uncollectible debt amounts with respect to sales of a Product, provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h)            reasonable, customary and documented out-of-pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller; and

(i)            other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under GAAP consistently applied. For the avoidance of doubt, such deductions shall not include any amount that is treated as an operating expense for the U.S. federal income tax purposes.

“Net Sales” will include monetary damages, but not punitive damages, recovered by Seller from a Third Party to the extent permitted, and treated as “Net Sales,” under Section 6.5(e)(iii). “Net Sales” shall be consistent with the meaning ascribed to “net sales” for GAAP, provided that, notwithstanding anything to the contrary in this definition, in the case of any sales by any Licensee (or any of its Affiliates or sublicensees), “Net Sales” (including Combination Product allocations in connection with such Net Sales) will be defined in the same manner as such term or comparable term in the applicable license agreement with such Licensee, provided that any such change to the definition of “Net Sales” does not cause a Material Adverse Effect. For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, or (iii) any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, including any upfront or milestone payments (whether or not such milestones are based on net sales of a Product).

With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. If applicable, with respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with GAAP consistently applied.

Net Sales for any Combination Product in the Territory shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of a Product contained in such Combination Product when sold separately in the Territory during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in the Territory during such same accounting period. If the weighted average invoice price of a Product in the Territory can be determined but combined weighted average invoice prices of all of the Other Components contained in such Combination Product cannot be determined, Net Sales for such Combination Product in the Territory shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where “A” is the weighted average invoice price of a Product contained in such Combination Product when sold separately in the Territory during the applicable accounting period in which the sales of the Combination Product were made, and “C” is the weighted average invoice price of such Combination Product sold in the Territory during the applicable accounting period. If a Product contained in such Combination Product is not sold separately in finished form in the Territory but the Other Components included in such Combination Product are sold separately in finished form in the Territory, Net Sales for such Combination Product in the Territory shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction determined by the following formula: one (1) minus (B/C), where “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product when sold separately in the Territory during the applicable accounting period in which the sales of the Combination Product were made and “C” is the weighted average invoice price of such Combination Product sold in the Territory during the applicable accounting period. If neither the Product nor the Other Components contained in such Combination Product is sold separately in finished form in the Territory, the Seller shall determine Net Sales for such Product in good faith based on the relative contribution of such Product and each such Other Component in such Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in the Territory.

“Note Closing” shall have the meaning ascribed to the term “Closing” set forth in the Note Purchase Agreement.

“Note Closing Date” means the date on which the Note Closing occurs.

“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of the date hereof among the Seller and the Buyer.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.

“Orange Book Patents” means the Patents listed in the Orange Book by Seller, its Affiliates or Licensees in connection with Etripamil.

“Other Component” is defined in the definition of “Combination Products”.

“Other License” is defined in Section 6.7(a).

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license, sublicense or other rights to practice any Intellectual Property Right to Commercialize a Product in the Territory.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates under which the Seller or any of its Affiliates is or may become empowered to grant licenses that covers the composition of matter, method of using or making, delivery systems for, or formulation of the Product, in each case that is necessary or used in the development, manufacture, use, or Commercialization of a Product in the Territory, as well as existing or future Patents covering any Improvements of the foregoing in the Territory.

“Permitted Indebtedness” is defined in the definition of “Restricted Indebtedness”.

“Permitted License” is defined in Section 6.7(a).

“Permitted Liens” means the following:

(a)            Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)            Liens of any judgment rendered or claim filed against the Seller, which the Seller or others on its behalf shall be contesting diligently and in good faith by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Buyer;

(d)            Liens on property existing at the time of acquisition of such property, provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(e)            Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(f)            Liens granted pursuant to the Collateral Documents (as defined under the Note Purchase Agreement) or otherwise securing the obligations of the Seller and its Subsidiaries under the Note Purchase Agreement;

(g)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(h)            undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or of which written notice has not been duly given in accordance with applicable law or which, although filed or registered, relate to obligations not due or delinquent;

(i)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(k)            licenses, sublicenses, leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(l)            any interest of title of a lessor under, and Liens arising from any protective UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m)            normal and customary banker’s Liens and rights of setoff upon deposits of cash and securities in favor of banks or other depository institutions;

(n)            Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o)            Liens on specific items of inventory or other goods (and the proceeds thereof) securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course;

(r)            other Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(s)            Liens in the nature of rights of setoff in favor of counterparties to contractual agreements; and

(t)            Liens securing Permitted Indebtedness (to the extent permitted to be secured pursuant to the definition thereof); provided that the Permitted Indebtedness in clauses (a) and (d) shall be secured solely by cash and cash equivalents, clause (b) shall only be secured by the assets financed by such Indebtedness, and, with respect to any such Permitted Indebtedness provided by any Senior Debt Providers, the requirements of Section 6.8 are satisfied.

“Permitted Out-License” is defined in Section 6.7(a).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means, individually and collectively, (a) Etripamil, (b) any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro-drugs of such compound, and (c) any pharmaceutical product that contains any of the foregoing, in each case in any form, formulation, dosing regimen, strength, or route of administration.

“Product Collateral” means the Seller’s or any of its Affiliates’ right, title and interest in (a) all Products (including all inventory of all Products), (b) the Product Rights owned, in-licensed or otherwise held by the Seller or its Affiliates, and (c) any proceeds from either (a) or (b), including all accounts receivable and general intangibles resulting from the sale, license or other disposition of any Products by a Related Party in the Territory. Notwithstanding the foregoing, “Product Collateral” shall not include any Excluded Collateral.

“Product Rights” means any and all of the following, as they exist in the Territory (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to the Products, (c) In-Licenses and (d) Out-Licenses.

“PSVT” is defined in the definition of “Approved Indication.”

“Purchase Price” is defined in Section 2.2.

“Qualified Buyer” means any global pharmaceutical company with (a) a market capitalization greater than [***] for [***] trading days on a Major Stock Exchange, or (b) annual net revenue greater [***], in each case ((a) and (b)), measured as of the date the definitive agreement for such Change of Control is executed.

“Receiving Party” is defined in Section 8.1.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity Period” shall mean, with respect to a Product in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in the Territory that confers exclusive marketing rights with respect to such Product in the Territory or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.

“Regulatory Updates” means [***].

“Related Party” is defined in the definition of “Net Sales.”

“Release Event” means the earliest of the following dates: (a) the date on which the aggregate amount of all Royalty Payments received by the Buyer from the Seller equals at least [***], (b) the date of consummation of a Change of Control with a Qualified Buyer and (c) the date on which the Seller’s market capitalization is at least [***] for [***] trading days on a Major Stock Exchange.

“Report” is defined in Section 6.1.

“Reporting Date” means, for each Calendar Quarter, the earlier of (a) forty-five (45) calendar days after the end of such Calendar Quarter (in the case of the first three Calendar Quarters of any calendar year) or ninety (90) calendar days after the end of such Calendar Quarter (in the case of the fourth Calendar Quarter of any calendar year), and (b) five (5) Business Days after the earlier of (X) the date that the Seller has filed with the SEC its Form 10-Q or Form 10-K, as applicable, for the immediately preceding Calendar Quarter, and (Y) the filing due date for such Form 10Q or Form 10-K.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” mean any financing or factoring of royalties on the Products, or any Indebtedness, in each case other than the following (collectively “Permitted Indebtedness”):

(a)            Indebtedness under the Note Purchase Agreement;

(b)            Indebtedness existing on the date hereof and disclosed to the Buyer on Schedule A of the Disclosure Schedule;

(c)            unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)            Indebtedness incurred in the ordinary course of business consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of the Seller; provided, however, that, (i) the total of all such Indebtedness for the Seller taken together shall not exceed an aggregate principal amount of [***] at any one time outstanding. For the avoidance of doubt, leases that would have been treated as operating leases prior to the adoption of Accounting Standards Codification 842 will not be deemed to constitute as “Restricted Indebtedness”;

(e)            Indebtedness consisting of a revolving line of credit (which may be first lien senior secured) in an aggregate principal amount not to exceed [***] at any time;

(f)            letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided that the aggregate outstanding amount of such letters of credit, bankers’ acceptances, guarantees or other similar instruments or other obligations issued thereunder shall not exceed [***] at any time outstanding;

(g)            Indebtedness between or among the Seller and any of its Subsidiaries, including, without limitation, any intercompany obligations incurred pursuant to this Agreement;

(h)            Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to the Seller or any of its Subsidiaries, including to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;

(i)            to the extent constituting Indebtedness, obligations under this Agreement;

(j)            other unsecured Indebtedness;

(k)            Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business or the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; and

(l)            extensions, refinancings, modifications, amendments and restatements of Indebtedness set forth in clauses (i) through (x) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose materially more burdensome terms upon the Seller or such Subsidiary.

“Revenue Participation Right” means the right to receive the Royalty Payments.

“Royalty Payments” means, for each Calendar Quarter, an amount equal to the aggregate Net Sales of Products in the Territory during such Calendar Quarter multiplied by the applicable Royalty Rate.

“Royalty Rate” means the percentage based on the applicable level of aggregate Net Sales of Products in the Territory in a calendar year as set forth in the chart below:

Payment Tiers based on Annual Net Sales	Royalty Rate
A. Annual Net Sales less than or equal to $500,000,000	7.0% (the “Initial Tier Royalty”)
B. Annual Net Sales greater than $500,000,000 and less than or equal to $800,000,000	4.0%
C. Annual Net Sales greater than $800,000,000	1.0%

provided that, if annual Net Sales of Products do not equal at least Fifty Million Dollars ($50,000,000) for calendar year 2025, One Hundred Million Dollars ($100,000,000) for calendar year 2026, or One Hundred Fifty Million Dollars ($150,000,000) for calendar year 2027 (each such threshold, a “Sales Threshold”), the Initial Tier Royalty will increase to 9.5% beginning on January 1 of the following calendar year until a subsequent Sales Threshold is attained, at which time the Initial Tier Royalty would revert to seven percent (7.0%) beginning January 1 of the following calendar year; provided that, for any calendar year after calendar year 2027, if annual Net Sales equals or exceeds Five Hundred Million Dollars ($500,000,000), then the Initial Tier Royalty will revert to seven percent (7.0%) beginning January 1 of the following calendar year. For clarity, (a) if Net Sales of Products for calendar year 2025 are less than Fifty Million Dollars ($50,000,000), then the Initial Tier Royalty would increase to 9.5% for all Net Saleas of Products on or after January 1, 2026 until a subsequent Sales Threshold is attained; (b) if the Sales Threshold for calendar year 2027 is not attained then the Initial Tier Royalty will increase to 9.5% until January 1 of the calendar year following a calendar year in which the Seller has achieved Net Sales equal to or exceeding Five Hundred Million Dollars ($500,000,000); (c) the Initial Tier Royalty will not exceed 9.5%, regardless of how many of the Sales Thresholds fail to be met; and (d) once a Sales Threshold is met, the Initial Tier Royalty will revert to seven percent (7.0%) beginning January 1 of the following calendar year.

The Royalty Rates above are incremental rates, which apply only for the respective increment of annual Net Sales described in the “Payment Tiers based on Annual Net Sales” column.

“Royalty Report” is defined in Section 6.2(b).

“Sale” means any sale, transfer, assignment or other disposition, not constituting an Out-License or Other License, of any material development, manufacturing, or Commercialization rights relating to Etripamil in the Territory, excluding for all purposes hereunder a Change of Control.

“Sales Threshold” is defined in the definition of “Net Sales”.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

“Seller Certificate” is defined in Section 5.1(i).

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Senior Debt Provider” means, collectively, the lenders or providers (or its or their agents or representatives, as applicable) of Permitted Indebtedness secured by Lien(s) on any of the Product Collateral that enter into an Acceptable Intercreditor Agreement executed and delivered by the Buyer, the Seller and the applicable Senior Debt Provider.

“Solvent” means that (a) the fair saleable value of the Seller’s consolidated assets is greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Seller’s consolidated assets is greater than the amount that would be required to pay its liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Seller is able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Seller does not have any present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (e) Seller has not become subject to any Bankruptcy Event, (f) the Seller has not been rendered insolvent within the meaning of any applicable law, and (g) no step has been taken or is intended by the Seller or, to the Knowledge of the Seller, any other Person to make the Seller subject to a Bankruptcy Event. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Transaction Documents” means this Agreement, the Note Purchase Agreement, any security documents contemplated under the Note Purchase Agreement, and any other ancillary agreement or transaction document contemplated by this Agreement or the Note Purchase Agreement.

“Transaction Expenses” means the aggregate amount of any and all documented out-of-pocket fees and expenses reasonably incurred by or on behalf of, or paid directly by, the Buyer in connection with the transactions contemplated hereby, including diligence and the negotiation, preparation, and execution of the Transaction Documents, and the consummation of the transactions contemplated hereby [***].

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts, investment accounts or other accounts in which funds are held or invested to or for the credit or account of the Seller, netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services, payment processors, and other cash management services.

“Unexpected Contraindications” means (a) any contraindications for Etripamil’s use in the combined group of patients taking calcium channel blockers or beta blockers, or (b) other contraindications or limitations that, taken as a whole, would have a similar impact on the total addressable market for Etripamil in the Territory as the contraindications described in clause (a), in each case of (a) and (b), to the extent set forth in the approved label in connection with U.S. Marketing Approval.

“U.S. Marketing Approval” is defined in Section 5.1(a).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the Back-Up Security Interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Buyer and the Seller, that shall be filed by the Buyer, with the assistance of the Seller as reasonably requested by the Buyer, at or promptly following the Closing, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect the Buyer’s ownership interest in the Revenue Participation Right and the Buyer’s Back-up Security Interest in the Revenue Participation Right and Product Collateral.

“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent included within the Patent Rights, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application included within the Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

“Withholding Action” means (a) a permitted assignment of this Agreement (in whole or in part) by the Buyer to an Affiliate or a Third Party resident in a different jurisdiction; but excluding, in each cause, any assignment of this Agreement by the Buyer to an Affiliate of the Buyer or RTW Investments, LP that provides the documentation described in clauses (c)(i) and/or (c)(ii), as applicable; (b) a redomiciliation of Buyer to a jurisdiction other than Ireland; and (c) a failure to deliver, prior to the Closing, either (i) an IRS Form W-8BEN-E certifying that it is exempt from U.S. federal withholding Tax in respect of all payments with respect to the Revenue Participation Right under the tax treaty between the United States and Ireland; or (ii) an IRS Form W-8IMY, accompanied by IRS Form(s) W-8BEN-E certifying that the applicable beneficial owner is exempt from U.S. federal withholding Tax in respect of all payments with respect to the Revenue Participation Right under an applicable United States income Tax treaty or IRS Form(s) W-9, from the applicable beneficial owner, as applicable.

Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)            “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)            “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)            “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)            references to a “Person” are also to its permitted successors and assigns;

(e)            definitions are applicable to the singular as well as the plural forms of such terms;

(f)            references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)            references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)            references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 1.2      Interpretation (Quebec).

For purposes of any assets, liabilities or entities located in the Province of Québec, Canada, including any Product Collateral charged under the security documents entered into in connection with this Agreement, and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other document related thereto may be subject to the laws of the Province of Québec, Canada or a court or tribunal exercising jurisdiction in the Province of Québec, Canada (i) "personal property" shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC, the Personal Property Security Act shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii)  any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xx) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xxi) “leasehold interest” shall be deemed to include “a valid lease”; (xxii) “lease” shall be deemed to include a “leasing contract”; (xxiii) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively; (xxiv) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”; (xxv) “merger” shall be deemed to include “amalgamation”; (xxvi) “accounts receivables” shall be deemed to include and “claims” (including monetary claims) as referenced in the Civil Code of Québec; and (xxvii) “deposit account” shall be deemed to include “financial account” (as defined in Article 2713.6 of the Civil Code of Québec). The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement, sauf, dans chaque cas, si une autre langue est requise en vertu d'une loi applicable.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1      Purchase, Sale and Assignment.

(a)            At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer, free and clear of all Liens.

(b)            It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose (other than for accounting purposes) characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC and the Seller hereby authorizes the Buyer to file UCC Financing Statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor/Seller and the Buyer as the secured party/Buyer in respect to the Revenue Participation Right. For sake of clarification, the foregoing statements in this Section 2.1(b) shall not bind either party regarding the reporting of transactions contemplated hereby for GAAP or securities law reporting purposes. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the payment of amounts to the Buyer equal to the sum of the Purchase Price (including a market rate of return thereon) less all Royalty Payments received by the Buyer pursuant to this Agreement, a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral, and the Seller does hereby authorize the Buyer, from and after the Closing, to file UCC Financing Statements, and continuation statements with respect to such financing statements when applicable meeting the requirements of applicable law, in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”) (or, in respect of any subsequent Permitted Out-License, in each case with respect to Commercialization of a Product in the Territory, a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments) and naming the Seller as the debtor and the Buyer as the secured party in respect to the Revenue Participation Right.

(c)            [***]

Section 2.2      Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the Buyer shall pay the Seller the purchase price of Seventy-Five Million Dollars ($75,000,000) in cash, as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer (the “Purchase Price”).

Section 2.3      No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller or its Affiliates.

ARTICLE 3

CLOSING

Section 3.1      Closing. The Closing shall take place remotely via the exchange of documents and signatures on the third Business Day, or such period as mutually agreed upon by the parties hereto, after the date on which the conditions set forth in ARTICLE 5 are satisfied or waived.

Section 3.2      Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3      Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in substantially the form attached hereto as Exhibit B.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1      Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof and, unless specified otherwise, as of the Closing Date:

(a)            Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Quebec. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)            Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)            Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)            No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or the Revenue Participation Right.

(e)            Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1(b), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)            No Litigation. Neither the Seller nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)            Compliance.

(i)            All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller, any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)            Neither the Seller nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or other Regulatory Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, set forth in any applicable laws or regulations.

(iii)            Neither Seller, its Subsidiaries, or to the Knowledge of the Seller, any Third Party acting on behalf of Seller, has used in any capacity the services of a person debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under 21 U.S.C. § 335a.

(iv)            The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true and correct copies of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to each Product since January 1, 2022, including but not limited to any written reports or other written communications received from a Governmental Entity that would indicate that any Regulatory Authority (A) is likely to reject, condition, or delay any application for Marketing Approval, or (B) is likely to pursue any material compliance actions against the Seller

(v)            As of the date hereof, Etripamil has not been the subject of a prior Marketing Approval in the Territory and as of the Closing Date, Etripamil has not been the subject of a prior Marketing Approval in the Territory, other than the U.S. Marketing Approval.

(h)            Licenses.

(i)            In-Licenses. Except for In-Licenses that are permitted under this Agreement, there are no In-Licenses.

(ii)            Out-Licenses. Except for Permitted Out-Licenses, there are no Out-Licenses.

(i)            No Liens; Title to Revenue Participation Right. None of the Product Collateral is subject to any Lien, except for Permitted Liens and Liens created hereunder as of the Closing Date. The Seller has the full right to sell, transfer, convey and assign to Buyer all of the Seller’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person. The claims and rights of Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated in right of payment to any creditor of the Seller or any other Person (except to the extent specified in any Acceptable Intercreditor Agreement). Upon the Closing, the Buyer will have acquired good and valid title to the Revenue Participation Right, free and clear of all Liens, except for Liens for Taxes, assessments or governmental charges or levies not yet due.

(j)            Manufacturing; Supply. All Products have, since June 30, 2019, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since June 30, 2019, neither the Seller nor any Affiliate of the Seller has experienced any failures in the manufacturing or supply of any Product that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of Etripamil to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. As of the Closing Date, the Seller has on hand or has made adequate provisions to secure sufficient quantities of Etripamil to support the commercial launch of Products in the Territory.

(k)            Intellectual Property.

(i)            As of the date hereof, Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights in the Territory (the “Existing Patent Rights”). As of the Closing Date, the updated Schedule 4.1(k)(i) of the Disclosure Schedule delivered as of the Closing Date lists all of the then existing Patents included within the Patent Rights as of the Closing Date. The Seller is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii)            Neither Seller nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights in the Territory or any currently existing Patent included within the Patent Rights outside of the Territory.

(iii)            All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Seller nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights in the Territory, and neither Seller nor its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv)            Neither Seller nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)            Neither Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of a Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)            To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii)            To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii)            The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(l)            Indebtedness; No Undisclosed Indebtedness. Other than any Indebtedness owed under the Note Purchase Agreement upon signing and closing the transaction contemplated by the Note Purchase Agreement and Permitted Indebtedness, the Seller has (i) no outstanding Indebtedness, and (ii) there are no liabilities (excluding Indebtedness) of the Seller or its Subsidiaries related to a Product not incurred in the ordinary course.

(m)            Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents on the date hereof and the application of the proceeds therefrom, the Seller will be Solvent.

(n)            Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding ten (10) years has been, “Milestone Pharmaceuticals Inc.” The Seller is, and for the prior ten (10) years has been, incorporated in a jurisdiction of Canada.

(o)            Brokers’ Fees. Except for Cowen Inc., the fees of which will be paid by the Seller, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(p)            Public Company Reporting Obligations. The Seller has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Seller with or to the SEC since January 1, 2022 (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Closing and the Seller’s Annual Report on Form 10-K for the year ended December 31, 2022) are referred to herein as the “Seller SEC Documents”). The Seller SEC Documents (i) were filed or furnished on a timely basis or has received a valid extension of such time of filing and has filed any such Seller SEC Documents prior to the expiration of any such extension, (ii) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, except to the extent that information contained in any Seller SEC Document has been revised or superseded by a later filed Seller SEC Document filed and made publicly available prior to the date of this Agreement, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not materially misleading. The Seller’s financial statements included within the Seller SEC Documents have been prepared in accordance with accounting principles generally accepted in the United States and such financial statements do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading at the time made.

Section 4.2      Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a)            Existence; Good Standing. The Buyer is a designated activity company duly incorporated, validly existing and in good standing under the laws of Ireland.

(b)            Authorization. The Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)            Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)            No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)            Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)            No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)            Financing. The Buyer will have sufficient cash to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)            Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3      No Implied Representations and Warranties(a)      . The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in ARTICLE 4, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 4, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Right, Back-Up Security Interest and the Buyer’s rights under Section 6.5(e), the Buyer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Seller and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.1      Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)            The Seller shall have received Marketing Approval from the FDA, based on the active ingredient Etripamil, for the Commercialization of Etripamil in the United States (“U.S. Marketing Approval”) for the Approved Indication on or prior to the Marketing Approval Deadline.

(b)            The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c)            The Seller shall have delivered to Buyer an updated Schedule 4.1(k)(i);

(d)            The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that (A), to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and (B) notwithstanding the foregoing, the representations and warranties of the Seller contained in Sections Section 4.1(g) and 4.1(k)(ii) through (viii) shall be true and correct as of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(e)            No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a material adverse effect [***]. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(f)            There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(g)            There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(h)            The Buyer shall have received a fully executed copy of the Note Purchase Agreement and no Event of Default (as defined in the Note Purchase Agreement) shall have occurred and be continuing. Upon consummation of the transactions contemplated by the Transaction Documents on the Closing Date and the application of the proceeds therefrom, the Seller will be Solvent.

(i)            The Buyer shall have received a certificate of an officer of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).

(j)            The Seller shall have confirmed it has scheduled delivery to Buyer of a CD or USB containing copies of all documents uploaded to the data room related to the transactions contemplated by this Agreement, as of the date hereof, maintained by the Seller and made available to the Buyer, including all documents referred to in Section 4.1(g)(iv).

(k)            At or prior to (i) the date hereof, the Seller shall have paid the Transaction Expenses incurred prior to or on the date hereof, and (ii) the Closing Date, the Seller shall have paid the aggregate amount of, if applicable, any and all other Transaction Expenses incurred prior to or on the Closing Date; provided that the condition set forth in this Section 5.1(k)(ii) will be satisfied by the transfer by the Buyer of an amount equal to the Purchase Price minus the Transaction Expenses owed by the Seller under this Section 5.1(k)(ii).

Section 5.2      Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)            The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b)            The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c)            There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)            There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(e)            The Seller shall have received a fully executed copy of the Note Purchase Agreement.

(f)            The Seller shall have received a certificate of an authorized person of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

ARTICLE 6

COVENANTS

Section 6.1      Reports; Meetings. From and after the date hereof, the Seller shall provide the Buyer:

(a)            Following the end of each Calendar Quarter, but in any event, in each case, no later than the Reporting Date for such Calendar Quarter, a reasonably detailed quarterly report setting forth, with respect to such same period, (i) the Clinical Updates, (ii) the Commercial Updates, (iii) the Regulatory Updates, and (iv) the Intellectual Property Updates (the “Reports”).

(b)            The Seller shall include in the Commercial Updates, any (i) material [***] updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in any Permitted Out-License and any material Other Licenses.

(c)            The Seller shall promptly notify Buyer (and in no event more than [***] of Seller’s Knowledge of the following events) of (i) any material action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened (in writing) by or against the Seller or any of its Subsidiaries, or (ii) any material proceeding or inquiry of any Governmental Entity pending or, to the Knowledge of the Seller, threatened (in writing) against the Seller or any of its Subsidiaries, in each case, related to any Product, the Product Collateral or any Transaction Document.

(d)            During the term of this Agreement, in the event that the Seller or any of its Affiliates enters into any Permitted Out-License, commercialization, co-promotion, collaboration, distribution, marketing or partnering program with respect to the Product, in each case that grants a license with respect to the Intellectual Property Product Rights to any Subsidiary of the Seller, at least [***] prior to the consummation of any such transaction, the Seller shall give the Buyer written notice thereof and will prior to such consummation cause any such Subsidiary to execute and deliver to the Buyer a joinder agreement and other documents reasonably requested and satisfactory to the Buyer in order to cause such Subsidiary to become a party to the applicable Transaction Documents as if such Subsidiary was a party thereto as of the date hereof.

(e)            The Seller shall also provide the Buyer with such additional information regarding the updates included in each Report or Royalty Report as the Buyer may reasonably request from time to time. At the Buyer’s election, the Buyer shall be entitled to a [***] update meeting, or as the Buyer may otherwise reasonably request, to discuss the Reports and Royalty Reports delivered by the Seller pursuant to Section 6.1 and Section 6.2(b), respectively. The Seller shall prepare and maintain and shall cause its Subsidiaries and use Commercially Reasonable Efforts to cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report and each Royalty Report. All Reports and Royalty Reports, and the Confidential Information contained therein, shall be the Confidential Information of the Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

Section 6.2      Royalty Payments; Royalty Reports; Buy-Back Option.

(a)            From and after the First Commercial Sale of a Product in the Territory, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.12 and Section 6.13), the Royalty Payment for each Calendar Quarter on or prior to the Reporting Date for such Calendar Quarter; provided that for any Net Sales made by a Related Party for which payment is received by the Seller fewer than ten (10) calendar days prior to the applicable Reporting Date, such payment to the Buyer will be paid with the following Calendar Quarter’s Royalty Payment, and further provided that any adjustments to the Royalty Payment for a Calendar Quarter based on or arising out of any discrepancies with the Seller’s Form 10-Q or Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following Calendar Quarter’s Royalty Payment. The Royalty Payment payable for the Calendar Quarter during which the Closing occurs shall be based on the entire period of such Calendar Quarter, and not prorated from the Closing Date through the end of such Calendar Quarter. A late fee of [***] over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)            From and after the First Commercial Sale of a Product in the Territory, for each Calendar Quarter, no later than the Reporting Date for such Calendar Quarter, the Seller shall provide to the Buyer a report (a “Royalty Report”), in substantially the form attached to this Agreement as Exhibit C, setting forth in reasonable detail with respect to all Products, (A) Gross Sales and Net Sales (1) for the applicable Calendar Quarter, (2) the most recent period of four (4) consecutive Calendar Quarters ended as of the last day of such Calendar Quarter, and (3) the calendar year to date, in each case, on a Product-by-Product basis (including a reasonably detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)); (B) the calculation of the Royalty Payment payable to the Buyer for the applicable Calendar Quarter, identifying, on a Product-by-Product basis, the number of units of each Product sold by the Seller, its Affiliates, and each Licensee; and (C) if applicable, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with GAAP); provided that for any reports received by the Seller with respect to Net Sales by Licensees or Distributors fewer than [***] prior to the Reporting Date, the Seller shall deliver to the Buyer the relevant information from such reports in the following Calendar Quarter’s report and, provided, further, that any adjustments to the Royalty Payment for a Calendar Quarter based on or arising out of any discrepancies with the Seller’s Form 10-Q or Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following Calendar Quarter’s Royalty Payment.

(c)            Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

(d)            If the Seller enters into a definitive agreement with a Person that is not an Affiliate of Seller to consummate a Change of Control (a “CoC Agreement”), the Seller or such Person shall have the option to prepay (the “Buy-Back Option”), or the Buyer may, other than in a Change of Control involving a Qualified Buyer, require the Seller to prepay or cause a prepayment (the “Buy-Back Requirement”) of, a prespecified amount (“the CoC Payment”) on the date of consummation of such Change of Control (the “CoC Date”) to the Buyer and terminate this Agreement and all obligations hereunder and in respect of the Revenue Participation Right, with such pre-specified payment amount to be based on the CoC Date, as follows: (a) [***] if the CoC Date is after [***] but prior to or on [***], (b) [***], [***] if the CoC Date is after [***] but prior to or on [***], (c) [***], [***] if the CoC Date is after [***] but prior to or on [***], and (d) an amount equal to [***] if the CoC Date is after [***]. Upon entering into a CoC Agreement, the Seller shall promptly but no later than [***] thereafter deliver notice of entering into such CoC Agreement to the Buyer, including whether the Seller is exercising a Buy-Back Option and whether the acquiring party is a Qualified Buyer. If the Seller elects to exercise the Buy-Back Option, or if the Buyer exercises the Buy-Back Requirement by delivering notice to the Seller within [***] after receiving such notice from the Seller, the Seller shall promptly but no later than [***] following the consummation of such Change of Control, pay the CoC Payment to the Buyer. The Seller’s obligation to pay the CoC Payment following the Seller’s exercise of the Buy-Back Option or the Buyer’s exercise of the Buy-Back Requirement shall be contingent upon the consummation of such Change of Control; if such Change of Control is not consummated, the exercise of such Buy-Back Option or such Buy-Back Requirement shall be void. The payment of the CoC Payment shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which payments under the Royalty Payments were transmitted or are to be transmitted pursuant to Section 6.2. Upon Buyer’s receipt of the CoC Payment, except as set forth in Section 9.5, this Agreement shall terminate and all rights and obligations of the parties hereunder and in respect of the Revenue Participation Right shall automatically without any further action of the parties be deemed to be released and irrevocably terminated. Notwithstanding any of the foregoing to the contrary, in the event that the Buy-Back Option or Buy-Back Requirement is exercised during any Calendar Quarter prior to or on the second anniversary of the Closing Date, during which the Seller has earned Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 6.2 for all such earned Net Sales up to the date that is [***] prior to the date such CoC Payment is due. The Seller shall remit the CoC Payment to the Buyer on the CoC Payment due date, and such CoC Payment shall include the foregoing amount of such final Royalty Payment.

Section 6.3      Disclosures. Except for a press release and Seller’s Form 10-K or Form 8-K describing the material terms of this Agreement and the transactions contemplated by this Agreement, in each case, previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text or disclosing substantially the same substance as such press release, Form 10-K, or Form 8-K, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance, and such party hereto required to make the press release or other public announcement or disclosure shall reasonably consider such other party hereto’s reasonable comments), provided that no review or consent shall be required with respect to disclosures by either party hereto otherwise previously approved pursuant to this Section 6.3 and (b) notwithstanding anything herein to the contrary, each party hereto may, without the review or consent of the other party hereto, disclose (and nothing herein shall be construed to restrict either party hereto from disclosing) the Purchase Price and the amount and nature of the Revenue Participation Right and Royalty Payments (and relating accounting disclosures of the transactions contemplated hereby) in such party’s periodic reports and financial statements (other than such party’s initial disclosure regarding the transactions contemplated by this Agreement); provided that with respect to disclosing the nature of the Revenue Participation Right, such disclosure is consistent with prior disclosures.

Section 6.4      Inspections and Audits of the Seller. Following the Closing, upon at least [***] written notice and during normal business hours, no more frequently than [***] per [***], the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the [***] prior to the audit for the purpose of determining the correctness of Royalty Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than [***] per [***] while any Out-License remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including any audits of any Related Parties and the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid during the period of the audit were underpaid by an amount greater than [***] of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm shall not disclose the confidential information of the Seller or any such Licensee relating to a Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report or a Royalty Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within [***] of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then (i) the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied, or (ii) if requested by the Seller in writing, the Buyer shall refund an amount equal to any such remaining overpayment within [***] of receipt of the Seller’s written request.

Section 6.5      Intellectual Property Matters.

(a)            The Seller shall, at its sole expense, either directly or by causing any Licensee to do so, use Commercially Reasonable Efforts to take such actions (including taking legal action to specifically enforce the applicable terms of any In-License or Out-License), and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently prosecute and maintain, and avoid disclaimer or abandonment of, the Patent Rights in the Territory. The Seller shall use Commercially Reasonable Efforts to ensure that all patent applications corresponding to the Patent Rights are diligently prosecuted with the intent to protect all Products in the Territory. In the exercise of its reasonable business discretion, the Seller shall use Commercially Reasonable Efforts to diligently defend or assert the Patent Rights against infringement or interference by any other Persons, and against any claims of invalidity (including any reexamination, inter partes review, opposition, or like proceeding) or unenforceability, including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference, in each case in the Territory. Notwithstanding any other obligation of Seller under this Section 6.5(a), Seller shall (i) timely bring and prosecute infringement actions in response to certifications made under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Orange Book Patent, (ii) defend the Orange Book Patents against any claim of invalidity or unenforceability, and (iii) not disclaim or abandon any Orange Book Patent.

(b)            The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

(c)            The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right in the Territory of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights in the Territory delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

(d)            Within [***] of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right in the Territory, the Seller shall provide the Buyer with written notice of such enforcement action.

(e)            If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in the Territory relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Out-License of such Patent Rights entitled to such reimbursement under any such In-License or Permitted Out-License ) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Licensees of such Patent Rights under any Permitted Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales to the extent set forth therein with respect to the applicable Product for the purposes of this Agreement.

Section 6.6      In-Licenses.

(a)            The Seller shall promptly (and in any event within [***]) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b)            The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof (or if restricted by applicable confidentiality obligations under such In-License, notification thereof and a reasonably detailed summary of such material breach). The Seller shall use its Commercially Reasonable Efforts to cure any such material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [***] following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 6.7      Permitted Licenses; Sales. [***]

(a)            Subject to compliance with this Section 6.7, the Seller may enter into (i) an Out-License (A) solely with the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) in the case of a Change of Control, (1) with a Qualified Buyer (if the Qualified Buyer assumes the obligations hereunder in accordance with Section 10.3) or (2) if the CoC Payment is made on the applicable CoC Date (each of (A) and (B)(1), a “Permitted Out-License”); (ii) distribution, marketing, contract manufacturing, logistics, clinical trial or sales force agreements, and similar vendor or fee-for-service arrangements, and non-exclusive research, non-exclusive development and other non-exclusive licenses, in each case without the Buyer’s prior written consent (“Other License”), provided that (x) such Other License does not convey any Commercialization rights (other than by Distributors or Commercialization services performed by service providers for the benefit of the Seller, Milestone US, or any of its Affiliates), and (y) such Permitted Out-License or Other License, as may be applicable, shall not assign, or otherwise convey title to or impose any Lien (other than the grant of the license, sublicense or other right) on any Product Collateral in favor of any Third Party; and (iii) an Out-License with Milestone US in accordance with Section 6.7(g) without the Buyer’s prior written consent (any such Permitted Out-License, Other License or Out-License with Milestone US, a “Permitted License”). Seller shall not enter into definitive agreement with respect to any Sale without the Buyer’s prior written consent, which may be exercised in its sole and absolute discretion.

(b)            The Seller shall promptly (and in any event within ([***]) provide the Buyer with (i) executed copies of each Permitted License, as may be applicable, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of a Permitted License, as may be applicable.

(c)            The Seller shall include in all Permitted Out-Licenses as may be applicable, provisions (i) requiring the Licensee (as applicable) to provide to Seller all information that Seller is required to provide in the Royalty Reports within the same time frame as required under Section 6.2(b), including but not limited to Gross Sales and Net Sales for the applicable Calendar Quarter and four (4) consecutive Calendar Quarters ended as of the last day of such Calendar Quarter and calendar year to date, on a Product-by-Product basis (including a reasonably detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)) (collectively, the “Licensee Reports”), (ii) allowing the Seller to provide such Licensee Reports to Buyer (and the Seller hereby covenants to provide such Licensee Reports (as applicable) promptly to the Buyer but in no event later than delivery of the respective Royalty Report under Section 6.2(b)), and (iii) for inspection and audit rights in favor of the Seller substantially similar in nature and scope as provided to the Buyer pursuant to Section 6.4.

(d)            The Seller shall provide the Buyer prompt (and in any event within [***]) written notice of a material breach by a Licensee or of any of its obligations under any Permitted Out-License, of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e)            The Seller shall provide the Buyer with written notice promptly (and in any event within [***]) following the termination of any Permitted Out-License.

(f)            The Buyer acknowledges and agrees that in the event that Seller enters into (or plans to enter into) any Permitted License or other license (e.g. outside of the Territory), the Buyer shall, at the reasonable request of the Seller, enter into non-disturbance and similar agreements in a form reasonably acceptable to the Buyer in connection with such Permitted License to the extent reasonably requested by the counterparty (or prospective counter-party) to such Permitted License.

(g)            On or prior to the date that any payment is made by Seller or Milestone US to Buyer (or any assignee) hereunder, the Seller shall (i) enter into a Permitted License with Milestone US with respect to the Commercialization of Intellectual Property Product Rights in the Territory and (ii) include in such Permitted License terms that Milestone US will be subject to this Section 6.7, mutatis mutandis. For as long as such Permitted License is in effect with Milestone US, the Seller shall own Milestone US as a wholly-owned subsidiary.

Section 6.8      Restricted Indebtedness. Prior to the occurrence of a Release Event, the Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness without the Buyer’s prior consent. As a condition to the incurrence at any time of any secured Indebtedness for borrowed money with one or more Senior Debt Providers, the Buyer shall enter, and the Seller shall enter and cause such Senior Debt Provider to enter, into an Acceptable Intercreditor Agreement to be mutually agreed by the parties thereto. The Buyer and the Seller agree to negotiate such Acceptable Intercreditor Agreement in good faith.

Section 6.9      Diligence.

(a)            The Seller shall use Commercially Reasonable Efforts to (i) complete clinical development of Etripamil in the Territory, (ii) obtain and maintain Marketing Approvals for all Products for the Approved Indication in the Territory, (iii) conduct and complete any post-marketing Clinical Trials required by the FDA as a condition for maintaining U.S. Marketing Approval, and (iv) Commercialize all Products in the Territory.  In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain such Marketing Approval required to Commercialize all Products in the Territory and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approval in the Territory.

(b)            On a Product-by-Product basis, if a Loss of Market Exclusivity has occurred in the Territory for a Product, the Seller’s obligations under Section 6.9(a) shall no longer apply in the Territory for such Product.

Section 6.10      Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, the Seller will use its Commercially Reasonable Efforts and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement and the Transaction Documents. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and valid right, title, and interest in and to the Revenue Participation Right, which is, as of the Closing, free and clear of all Liens, except for (a) Liens created in favor of Buyer on or after the Closing pursuant to the Note Purchase Agreement, and (b) liens for taxes or other government charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable.

Section 6.11      Continuing Efforts; Further Assurances.

(a)            After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. After the Closing, the Seller shall use its Commercially Reasonable Efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any material contract in respect of the Revenue Participation Right or the Product Collateral.

(b)            The Buyer and the Seller shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other party (other than expenses that are Losses subject to indemnification in accordance with Article 7), in connection with any Third Party litigation, arbitration or other Third Party proceeding with respect to the Revenue Participation Right, or the Product Collateral (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue Participation Right or any other Product Collateral, or the transactions described herein or therein.

Section 6.12      Non-Impairment; Back-Up Security Interest(a)      . The Seller shall not, and shall not permit any Subsidiary to, as may be applicable, (a) enter into any contracts or arrangement or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer’s rights to the Revenue Participation Right or the Back-Up Security Interest, or (b) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Seller under the Transaction Documents; provided, however, that such clauses (a) and (b) shall not restrict the incurrence of Indebtedness or Liens or the entry into Out-Licenses, in each case to the extent not otherwise prohibited under this Agreement or otherwise be deemed to expand or modify any affirmative or negative covenants in this ARTICLE 6. At the Closing Date, the Seller shall grant in favor of Buyer, and take such additional actions as reasonably requested by Buyer to ensure that thereafter, prior to the occurrence of a Release Event, Buyer has a valid, continuing, first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral in accordance with the terms set forth in Section 2.1.

Section 6.13      Certain Tax Matters.

(a)            The Seller and the Buyer agree that for U.S. federal Tax purposes, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right. The Seller shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture, association or syndication with, the Buyer for tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any U.S. tax return or in any audit or other tax-related administrative or judicial proceeding in the U.S. unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b)            The parties hereto acknowledge and agree that, as of the date hereof, all payments by the Seller (or, following any assignment in accordance with Section 10.3 to Milestone US) to the Buyer and by the Buyer to the Seller shall be made without deduction or withholding for any Taxes. If any change in applicable law requires the deduction or withholding of any Tax from any payment by the Seller, then the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the Buyer any Tax that it is required to withhold and deduct under applicable law. The Seller shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any amount payable by the Seller to the Buyer shall be increased as necessary so that after deduction or withholding of any Tax has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.13(b)) (whether as a result of a change in applicable law or otherwise), the Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that if, as a result of a Withholding Action by the Buyer, the amount of any tax withheld or deducted exceeds the amount of such withholding or deduction that would have been required in the absence of such Withholding Action, the Seller shall be required to pay an additional amount only to the extent that the Seller would be required to pay any additional amount to the Buyer pursuant to this Section 6.13(b) if the Buyer had not committed such Withholding Action (except to the extent such excess additional amounts results from a change in applicable law that occurs after the date of such Withholding Action).

Section 6.14      Use of Proceeds. The Seller shall use proceeds received from Buyer pursuant to this Agreement in support of Commercialization of the Products.

ARTICLE 7

INDEMNIFICATION

Section 7.1      General Indemnity. From and after the Closing:

(a)            the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, (ii) any breach of any of the covenants or agreements of the Seller in this Agreement and (iii) any Indemnified Taxes; and

(b)            the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2      Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3      Claim Procedures. In case any such action is brought against an Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party shall have the right to retain its own counsel reasonably satisfactory to the Indemnifying Party, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned, or delayed, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

Section 7.4      Limitations on Liability.

(a)            Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (a) the Buyer’s damages, if any, for any such action or claim will include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (b) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.5      Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Section 7.6      Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for Tax purposes, including U.S. federal income tax to the fullest extent permitted by applicable law.

Section 7.7      Survival. All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and shall continue to survive until the expiration or termination of this Agreement in accordance with ARTICLE 9.

ARTICLE 8

CONFIDENTIALITY

Section 8.1      Confidentiality. Except as provided in this ARTICLE 8, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)            was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)            was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)            became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)            is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)            is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2      Authorized Disclosure.

(a)            Either party hereto may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)            prosecuting or defending litigation;

(ii)            complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)            complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)            for regulatory, Tax or customs purposes;

(v)            for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)            disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii)            upon the prior written consent of the Disclosing Party;

(viii)            disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(ix)            as is necessary in connection with a permitted assignment pursuant to Section 10.3.

(b)            Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder.

(c)            Notwithstanding any provision in in this Agreement to the contrary, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by the Buyer and its attorneys and auditors, without further disclosure to any other Representative of the Buyer.

ARTICLE 9

TERMINATION

Section 9.1      Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2      Termination upon Failure to Achieve U.S. Marketing Approval. This Agreement shall automatically terminate upon Seller’s failure to achieve U.S. Marketing Approval by the Marketing Approval Deadline unless such date is extended by the mutual written agreement of the Seller and the Buyer.

Section 9.3      Buyer Termination for Unexpected Contraindications. If the Seller receives U.S. Marketing Approval with one or more Unexpected Contraindications, then the Buyer may terminate this Agreement by delivering written notice to the Seller of such election.

Section 9.4      Automatic Termination. Unless earlier terminated as provided in this ARTICLE 9, this Agreement shall continue in full force and effect until sixty (60) days after such time as the Seller is no longer obligated to make any Royalty Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.5      Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.5 (Survival) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 10

MISCELLANEOUS

Section 10.1      Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 10.2      Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:

If to the Seller:

Milestone Pharmaceuticals Inc.

1111 Dr.-Frederik-Philips Blvd., Ste. 420

Montreal, Quebec

H4M 2X6 Canada

Attention: Chief Financial Officer

Email: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111-4004

Attention: Gian-Michele a Marca, Jason Savich

Email: gmamarca@cooley.com, jsavich@cooley.com

If to the Buyer:

RTW ROYALTY I DAC

2nd Floor

Palmserston House

Denzille Lane

Dublin 2

D02 WD37

Ireland

and

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: [***] and [***]

Email: [***] and legalops@rtwfunds.com

with a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr; Todd Trattner

E-mail: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 10.3      Assignment. The Seller may not assign in whole or in part this Agreement or any of its rights or obligations hereunder without the Buyer’s prior written consent, except in connection with a Change of Control or a Permitted Out-License, and only if upon closing any such transaction, the Seller causes such acquirer or Licensee, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and such acquirer or Licensee as applicable, shall be deemed an assignee of the Seller under this Agreement; provided that, for the avoidance of doubt, nothing in this Section 10.3 shall restrict a Change of Control or the Seller licensing any Product Rights pursuant to a Permitted License. Notwithstanding the foregoing, following the Closing Date, the Seller may assign the obligations to make Royalty Payments and the CoC Payment to Milestone US; provided that the Seller and Milestone US deliver to the Buyer a writing reasonably acceptable to the Buyer pursuant to which (a) the Seller fully and unconditionally guarantees the payment by Milestone US of the Royalty Payments and CoC Payment when due, and (b) Milestone US assumes such obligations and grants to the Buyer a first priority security interest in its right, title and interest in the Product Collateral. Following the Closing, Buyer may assign, without the consent of Seller, its obligations and rights under this Agreement to any Person, including to any Third Party or to one or more of its Affiliates [***]. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 10.3 shall be null and void.

Section 10.4      Amendment and Waiver.

(a)            This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)            No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.5      Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 10.6      No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third-party beneficiaries of the benefits provided for in Section 7.1.

Section 10.7      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.8      Jurisdiction; Venue.

(a)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 10.2.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)            EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 10.9      Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.10      Specific Performance. Each party hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 10.11      Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.12      Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 10.13      Expenses. On the date hereof, the Seller shall reimburse the Buyer for the Transaction Expenses incurred prior to or on the date hereof. Upon the earliest of (a) the Closing, (b) termination of this Agreement, and (c) termination of any of the transactions contemplated hereby, the Seller shall reimburse the Buyer for, if applicable, any and all other Transaction Expenses incurred prior to or on the Closing Date, which shall not, in the aggregate, exceed amounts permitted under the definition of “Transaction Expenses”.

Section 10.14      Limited Recourse and Non-Petition.

(a)            Notwithstanding any of the provisions of this Agreement, each of the parties hereto hereby agrees that if the net proceeds from a liquidation of the unsecured assets of the Buyer are less than the aggregate amount payable by the Buyer to the Seller in respect of its obligations under this Agreement (such negative amount being referred to herein as a shortfall), the amount payable by the Buyer to that party in respect of the Buyer’s obligations under this Agreement will be reduced to such amount of the net proceeds which are available to satisfy such payment obligation. In such circumstances the other assets of the Buyer will not be available for payment of such shortfall, and the Seller’s right to receive any further amounts in respect of such obligations shall be extinguished and that party may not take any further action to recover such amounts. [***]

(b)            No party shall be entitled at any time to institute against the Buyer, or join in any institution against the Buyer of, any bankruptcy, examinership, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Buyer under this Agreement, save for lodging a claim in the liquidation of the Buyer which is initiated by another nonaffiliated party or taking proceedings to obtain a declaration or judgment as to the obligations of the Buyer in relation thereto.

(c)            Each of the Buyer and the Seller hereby agrees that no recourse under any obligation, covenant, or agreement of either party contained in this Agreement may be sought against any shareholder, officer, agent, employee or director of the Buyer, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement contains corporate obligations of the Buyer. Each of the parties hereto agrees that no personal liability shall attach to or be incurred by the shareholders, officers, agents, employees or directors of the Buyer, or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement, or implied therefrom, and any and all personal liability of every such shareholder, officer, agent, employee or director for breaches by the Buyer of any such obligations, covenants or agreements, either at law or by statute or constitution is hereby deemed expressly waived by the parties hereto.

(d)            The provisions of this Section 10.14 shall survive the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

Milestone Pharmaceuticals Inc.

By:	/s/ Amit Hasija
	Name:	Amit Hasija
	Title:	Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

RTW Royalty I DAC

By:	/s/ Roderick Wong, M.D.
	Name:	Roderick Wong, M.D.
	Title:	Authorized Attorney

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Description of Etripamil

[***]

Exhibit B

Form of Bill of Sale

[***]

Exhibit C

Form of Royalty Report

[***]

Schedule A

Indebtedness

[***]

Schedule 1.1

Knowledge of the Seller

[***]

Schedule 4.1(g)(iii)

Disqualified Persons

[***]

Schedule 4.1(k)(i)

Patents

[***]